UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): March 7, 2006
VIRAGEN, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-15823	59-2101668

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

865 SW 78th Avenue, Suite 100, Plantation, Florida	33324

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (954) 233-8746
Not applicable

(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
Item 3.02 Unregistered Sales of Equity Securities.
Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year
     On March 7, 2006, the Company has received gross proceeds of approximately $4.1 million, on a private placement of up to $5 million of Series J 24% Cumulative Convertible Preferred Stock and warrants to purchase shares of our common stock. The stated value of the preferred stock is $100 per share, and the preferred stock is entitled receive a cumulative dividend of 24% per annum when and if declared by the Board of Directors of the Company. The dividend is payable in cash at the earlier of (i) annually in arrears commencing February 28, 2007 and annually thereafter or (ii) upon redemption following the closing of any subsequent financing with gross proceeds equal to or greater than $5,000,000. The Company has ten days from the initial closing to complete the placement.
     The preferred stock is convertible at the option of the investors, together with accrued and unpaid dividends if elected by the investors, at a conversion price or rate of $1.25 per share into common stock of the Company. The Company and the investors each have the option at such time as the Company completes a subsequent financing for gross proceeds of $5,000,000 or more to have the Company redeem all or a portion of their preferred stock and any accrued and unpaid dividends, rounded up to the year end of the year of redemption. In addition, the Company has the right to redeem the preferred stock if its common shares trade at $2.50 or higher for a period of 10 consecutive trading days provided notice is given within 10 days of the event.
     For each share of preferred stock purchased, investors received Class A warrants to purchase 80 shares of common stock at an exercise price of $1.25 per share for a term of five years from the date of issuance. The warrants include a cashless exercise provision. No redemption rights for the warrants are provided to either the Company or the investors.
     The Company is obligated to file a registration statement to permit the resale of the common shares underlying the preferred stock and warrants within 30 days of the final closing, and to cause the registration statement to be declared effective within 90 days of the filing date. The Company is obligated to pay investors liquidated damages in cash equal to 1.5% of the stated value of the preferred shares per month for any failure to timely file or obtain an effective registration statement.
     The net proceeds from the offering of up to $4.5 million will be used for working capital purposes.
     Dawson James Securities, Inc. served as placement agent for the transaction, and received a placement agent cash fee of 8% of monies raised and a non-accountable expense fee of an additional 2% of monies raised. The placement agent also received warrants to purchase 8% of the units sold, which are exercisable at $1.25 per warrant share for a 60-month period.

     Each of the investors who participated in the private placement was an accredited investor within the meaning of Rule 501 of Regulation D under Securities Act of 1933. The investors were provided access to business and financial data about the Company and had knowledge and experience in business and financial matters so as to be able to evaluate the risks and merits of an investment in the Company. No general solicitation or advertising was deployed in connection with the transaction. An applicable filing under Regulation D was made with the Securities and Exchange Commission. Accordingly, the issuance of the securities was exempt from registration under the Securities Act of 1933 by reason of Rule 506 under Regulation D as a transaction by an issuer not involving a public offering.
     On March 13, 2006, Viragen issued a press release announcing the matters discussed above. The full text of the press release is furnished as Exhibit 99.1 to this report.
Item 9.01. Financial Statements and Exhibits.
     (d) Exhibits.
4.1	Certificate to set forth Designations, Preferences, and Rights of Series J 24% Cumulative Convertible Preferred Stock, $1.00 par value per share

10.1	Form of Subscription Agreement relating to the sale of Series J 24% Cumulative Convertible Preferred Stock

10.2	Form of Class A Common Stock Purchase Warrant issuable to purchasers of Series J 24% Cumulative Convertible Preferred Stock, $1.00 par value per share

99.1	Press release dated March 13, 2006

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VIRAGEN, INC.
Date: March 13, 2006	By:	/s/ Dennis W. Healey
Dennis W. Healey
Executive Vice President and Principal Financial Officer

4